Exhibit 99.1

BurgerFi Reports Fourth Quarter and Full Year 2020 Results

- Total revenue increased 12% in the Fourth Quarter -

- BurgerFi Opens 11 New Locations in 2020 with Plans to Open Approximately 30 Locations in 2021 -

- Delivery & Digital Sales Increase More Than 80% Year-Over-Year in the Fourth Quarter -

PALM BEACH, FL – April 29, 2021 – BurgerFi International Inc. (Nasdaq: BFI, BFIIW), one of the nation’s fastest-growing premium fast-casual concepts, QSR’s 2020 Breakout Brand of the Year and the top better burger chain in USA Today’s 10Best Readers’ Choice for 2021, is reporting financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Summary vs. Same Year-Ago Quarter

•	Total revenue increased 12% to $9.8 million compared to $8.7 million

•	Same store sales at company owned restaurants decreased 5%

•	Systemwide sales decreased 7% to $34.6 million compared to $37.3 million

•

Net income attributable to controlling interests and common shareholders increased to $6.0 million compared to $0.9 million; the current quarter included non-cash gain on change in value of warrant liability of $5.6 million

•	Adjusted EBITDA increased 19% to $1.2 million compared to $1.0 million (see reconciliation of GAAP to Non-GAAP measures below)

Full Year 2020 Financial Summary vs. 2019

•	Total revenue increased 2% to $34.3 million compared to $33.6 million

•	Same store sales at company owned restaurants decreased 15%

•	Systemwide sales decreased 11% to $129.3 million compared to $145.8 million

•

Net income attributable to controlling interests and common shareholders increased to $6.0 million compared to $2.9 million; the current year included non-cash gain on change in value of warrant liability of $5.6 million

•	Adjusted EBITDA was $2.2 million compared to $4.1 million (see reconciliation of GAAP to Non-GAAP Measures

                Delivery + BurgerFi App Systemwide Sales

Full Year 2020

• 1,610,000+ orders
• $38.9 million systemwide sales
• +41% in order volume
• +64% in sales volume

Management Commentary

“2020 was a transformative year for BurgerFi,” said Julio Ramirez, CEO of BurgerFi. “We made progress expanding our footprint with 11 new restaurants, including our first drive-thru location in Kentucky. Additionally, we opened nine delivery-only ghost kitchens with REEF Technology and Epic Kitchens to test out specific markets and build brand recognition. BurgerFi also launched curbside service via digital channels integrated through our website for contactless service. As customer habits shifted during the pandemic, I am incredibly proud of our team’s adaptability and the strategic investments we made in our digital platforms to provide a better omnichannel customer experience.

These investments allowed us to recover same store sales sequentially since the start of the pandemic, while also growing our systemwide delivery and digital sales by over 64% for the year.

“As we move forward in 2021, we are eager to continue executing our growth strategy with a significant capital infusion from the closing of the business combination in December 2020. We have already opened four new locations including an additional drive-thru location in Nevada in March and we have eight more restaurants currently under construction. We are excited to bring the best ‘better burger’ experience to a broader customer base with plans to open approximately 30 locations in existing and new markets primarily throughout the Southeast and Mid-Atlantic regions in 2021. We are also continuing to grow internationally with plans to open our first location in Saudi Arabia during the fourth quarter as part of our multi-unit agreement with Food Supplies Co. We are confident in our financial position and ability to capitalize on the growth opportunities in the future.”

Commenting on the results, Ophir Sternberg, Executive Chairman of BurgerFi, stated: “I commend the entire organization’s ability to not only adapt to the unprecedented challenges experienced this year in the food industry, but also the work being done to lay the foundation for growth as we embark into the new year. As I look at the number of BurgerFi’s under development, the recent investments in digital capabilities, the unique expansion opportunities ahead and the bolstered management team and board, I believe that we are just beginning to tap into our true growth potential. We look forward to introducing consumers around the globe to our best-in-class menu.”

Fourth Quarter 2020 Financial Results

Revenue in the fourth quarter of 2020 improved 12% to $9.8 million compared to $8.7 million in the year-ago quarter. The increase was primarily a result of four new company owned stores and higher terminated franchise fees. These increases were partially offset by a 5% decline in company owned same store sales and a decrease in royalties due to a 7% decline in systemwide sales, both as a result of the continued effects of pandemic-related impact on demand and restaurant closures. Increased delivery and digital sales continued to support sequential improvement of same store sales in the fourth quarter. Systemwide sales in the fourth quarter of 2020 were $34.6 million compared to $37.3 million in the year ago period.

Restaurant-level operating expenses for the fourth quarter were $5.8 million compared to $5.4 million in the year-ago quarter. Restaurant-level operating margin improved 540 basis points to 15.1% compared to 9.7% in the fourth quarter of 2019, driven primarily by lower labor costs, partially offset by higher third-party delivery fees.

Net income attributable to controlling interests and common shareholders in the fourth quarter increased to $6.0 million compared to $0.9 million in the year-ago quarter. The increase was driven by a non-cash gain on change in value of warrant liability of $5.6 million. Without this item, the decline of $0.5 million was primarily attributable to the amortization of intangible assets recorded as part of the business combination in December and share-based compensation, partially offset by the additional operating income from higher sales and improved operating margins.

Adjusted EBITDA in the fourth quarter of 2020 increased 19% to $1.2 million compared to $1.0 million in the year-ago quarter. The increase was primarily a result of the improvement in sales and improved store operating margins during the period. See reconciliation of GAAP to Non-GAAP measures below.

Full Year 2020 Financial Results

Revenue in 2020 increased slightly to $34.3 million compared to $33.6 million in the prior year period. The increase was primarily due to increased revenue from company owned stores of $2 million offset by lower royalty fees of $1.2 million as a result of systemwide sales declines of 11%. The increase in company owned stores revenue was primarily due to five new stores offset by comparable store sales decreases of 15% resulting from the impact of COVID-19 related impact on demand and restaurant closures. These decreases were partially mitigated by higher delivery and app sales sequentially throughout the year, particularly during the fourth quarter. Systemwide restaurant sales for 2020 were $129.3 million compared to $145.8 million in the prior year.

Restaurant-level operating expenses for the year were $22.6 million compared to $20.9 million in the prior year. The slightly higher expenses were primarily due to the increase in variable restaurant-level expenses and costs associated with the delivery business. Restaurant-level operating margin improved 90 basis points to 10.7% compared to 9.8% in 2019 primarily as a result of improved labor costs, partially offset by the increase in delivery sales.

Net income attributable to controlling interests and common shareholders in 2020 increased to $6.0 million compared to $2.9 million in 2019. The increase was driven by a non-cash gain on change in value of warrant liability of $5.6 million. Without this item, the decrease of $2.5 million is driven by the increase in restaurant level operating expenses, brand development costs, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA for the full year was $2.2 million compared to $4.1 million in the prior year. The decline is primarily attributable to the increase in restaurant level operating expenses and brand development costs during the year. See reconciliation of GAAP to Non-GAAP measures below.

Liquidity

At December 31, 2020, the Company had $36.7 million in unrestricted cash, compared to $1.7 million at December 31, 2019. This increase is attributable to the raising of capital from the Company’s business combination with OPES Acquisition Corp. on December 16, 2020. The Company had $3.0 million outstanding on its revolving credit line at December 31, 2020, compared to $2.3 million at the end of 2019, which was subsequently repaid in January.

2021 Outlook

BurgerFi is optimistic about its long-term prospects. However, due to COVID-related volatility that is impacting its ability to deliver updated financial projections, the company is suspending its financial outlook for 2021. BurgerFi still plans on opening approximately 30 company and franchise operated restaurants in 2021.

Additionally, BurgerFi continues to be focused on bolstering the customer experience and providing optimal order pickup options across all formats. This includes continuing to invest in digital capabilities and introducing more drive-thru locations in 2021 after the recent successful openings of the drive-thru format in Kentucky and Nevada, along with consistently innovating its menu with limited-time offerings that customers crave.

Conference Call

Given the proximity to when BurgerFi expects to report its first quarter financial results, the Company will hold a combined conference call to discuss both its fourth quarter and full year 2020 financial results, along with its first quarter 2021 financial results. BurgerFi expects to hold this combined conference call in conjunction with releasing its first quarter 2021 financial results, which is anticipated in May.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation’s fastest-growing better burger concepts with approximately 119 BurgerFi restaurants domestically and internationally. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% American angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides and custard shakes and concretes. BurgerFi was named QSR Magazine’s Breakout Brand of 2020, placed in the top 10 on Fast Casual’s Top 100 Movers & Shakers list in 2020, was named “Best Burger Joint” by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a “Top Restaurant Brand to Watch” by Nation’s Restaurant News in 2019, included in Inc. Magazine’s Fastest Growing Private Companies List, and ranked on Entrepreneur’s 2017 Franchise 500. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

For more information on this non-GAAP financial measures, please see the tables captioned Reconciliation of Net Income (Loss) to Adjusted EBITDA included at the end of this release.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including BurgerFi’s estimates of its future business outlook, prospects or financial results. Statements regarding BurgerFi’s objectives, store opening plans, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions are intended to identify such forward-looking statements. It is important to note that BurgerFi’s actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic. Among the important factors that could cause such actual results to differ materially are (i) the impact of any economic recessions in the U.S. and other parts of the world, (ii) fluctuations in the global economy, (iii) BurgerFi’s ability of maintaining its margins, (iv) changes in applicable accounting principles or interpretations of such principles, (v) delays in BurgerFi’s ability to develop new products and services and market acceptance of new products and services, (vi) rapid technological change, (vii) BurgerFi’s ability to attract and retain key management personnel, (viii) the existence of substantial competition, and (ix) other risk factors listed from time to time in BurgerFi’s Exchange Act reports and other filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and BurgerFi undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise

Investor Relations Contact:

Gateway Investor Relations

Cody Slach or Cody Cree

(949) 574-3860

BFI@GatewayIR.com

Company Contact:

BurgerFi International Inc.

Ashley Spitz, IR@burgerfi.com

Media Relations Contact:

Quinn PR

Laura Neroulias, LNeroulias@quinn.pr

BurgerFi International Inc., and Subsidiaries

Consolidated Balance Sheets

(in thousands, except for per share data)	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash, including Variable interest entities of $0 and $3, respectively	$36,720	$1,690
Cash—restricted	3,663	727
Accounts receivable, net	718	517
Inventory	268	249
Deferred income taxes	713	—
Asset held for sale	732	—
Other current assets	1607	416

TOTAL CURRENT ASSETS	44,421	3,599
PROPERTY & EQUIPMENT, net – including variable interest entities of $0 and $853, respectively	8,004	6,301
DUE FROM RELATED COMPANIES	74	3,611
GOODWILL – including variable interest entities of $0 and $398, respectively	119,542	398
INTANGIBLE ASSETS	116,824	235
OTHER ASSETS	251	238

TOTAL ASSETS	$289,116	$14,382

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable—trade	$1,678	$1,265
Accrued expense	1,203	545
Gift card liability	430	586
Revolving line of credit	3,012	2,317
Notes payable—current – variable interest entities – no recourse to general credit of the Company	—	1,207
Notes payable—current	1,438	—
Current portion deferred initial franchise fees	490	438
Other deposit	907	—

TOTAL CURRENT LIABILITIES	9,158	6,358
NON-CURRENT LIABILITIES
Deferred initial franchise fees, net of current portion	2,816	4,250
Due to related companies	—	271
Deferred rent	29	996
Derivative warrant liability	16,516	—
Notes payable	1,522	—

TOTAL LIABILITIES	30,041	11,875
COMMITMENTS AND CONTINGENCIES
Stockholders’/Members’ equity
MEMBERS’ EQUITY—Before non-controlling interest, including variable interest entities of $47 as of December 31, 2019	—	2,492
MEMBERS’ EQUITY—Non-controlling interest	—	15
Common stock, $0.0001 par value, 100,000,000 shares authorized, 17,541,838 shares issued and outstanding as of December 31, 2020	2	—
Additional paid-in capital	261,298	—
Retained deficit	(2,225)	—

TOTAL STOCKHOLDERS’ EQUITY	259,075	2,507

TOTAL LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY	$289,116	$14,382

BurgerFi International Inc., and Subsidiaries

Consolidated Statements of Operations

As Opes Acquisition Corp.’s historical financial information is excluded from the Predecessor financial information, the business, and thus financial results, of the Successor and Predecessor entities, are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination. Management believes reviewing our operating results for the three-months and year ended December 31, 2020 by combining the results of the Predecessor and Successor periods (“S/P Combined”) is more useful in discussing our overall operating performance when compared to the same periods in the prior year. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, certain of the tables below present the non-GAAP combined results for those periods.

(in thousands)	Successor December 16, 2020 through December 31, 2020	Predecessor January 1, 2020 through December 15, 2020	S/P Combined (non-GAAP) (Unaudited) Year Ended December 31, 2020	Predecessor Year Ended December 31, 2019
REVENUE
Restaurant sales	$1,350	$23,966	$25,316	$23,183
Royalty and other fees	255	6,116	6,371	7,369
Terminated franchise fees	—	693	693	825
Royalty—brand development and co-op	74	1,441	1,515	1,720
Initial franchise fees	25	362	387	458

TOTAL REVENUE	1,704	32,578	34,282	33,555
Restaurant level operating expenses:
Food, beverage and paper costs	370	6,567	6,937	6,316
Labor and related expenses	321	6,269	6,590	7,167
Other operating expenses	323	6,007	6,330	5,271
Occupancy and related expenses	33	2,707	2,740	2,149
General and administrative expenses	857	6,925	7,782	7,230
Share-based compensation expense	818	—	818	—
Depreciation and amortization expense	348	1,062	1,410	825
Brand development and co-op advertising expense	34	2,283	2,317	1,732
Gain on disposal of property and equipment	—	(2)	(2)	(184)

TOTAL OPERATING EXPENSES	3,104	31,818	34,922	30,506

OPERATING (LOSS) INCOME	(1,400)	760	(640)	3,049
Gain on extinguishment of debt	791	—	791	—
Gain on change in value of warrant liability	5,597	—	5,597	—
Interest expense	(6)	(125)	(131)	(79)

Income before income taxes	4,982	635	5,617	2,970
Income tax benefit	366	—	366	—
Net Income	5,348	635	5,983	2,970
Net Income Attributable to Non-Controlling Interests (predecessor)	—	20	20	35

Net Income Attributable to Common Shareholders (successor) and Controlling Interests (predecessor)	$5,348	$615	$5,963	$2,935

BurgerFi International Inc., and Subsidiaries

Consolidated Statements of Operations

(in thousands)	(Unaudited) Three Months Ended December 31, 2020 (S/P Combined) (Non-GAAP)	(Unaudited) Three Months Ended December 31, 2019 (Predecessor)
REVENUE
Restaurant sales	$6,865	$6,019
Royalty and other fees	1,684	1,996
Terminated franchise fees	650	132
Royalty—brand development and co-op	463	434
Initial franchise fees	121	116

TOTAL REVENUE	9,783	8,697
Restaurant level operating expenses:
Food, beverage and paper costs	1,890	1,647
Labor and related expenses	1,517	1,860
Other operating expenses	1,787	1,356
Occupancy and related expenses	632	575
General and administrative expenses	2,797	1,980
Share-based compensation expense	818	—
Depreciation expense	263	235
Amortization expense	335	—
Brand development and co-op advertising expense	496	334
Gain on disposal of property and equipment	(2)	(184)

TOTAL OPERATING EXPENSES	10,533	7,803

OPERATING (LOSS) INCOME	(750)	894
Gain on extinguishment of debt	791	—
Gain on change in value of warrant liability	5,597	—
Interest expense	(33)	(17)

Income before income taxes	5,605	877
Income tax benefit	366	—

Net Income	5,971	877
Net Income Attributable to Non-Controlling Interests (predecessor)	—	(2)

Net Income Attributable to Common Shareholders (successor) and Controlling Interests (predecessor)	$5,971	$879

BurgerFi International Inc., and Subsidiaries

Consolidated Statement of Cash Flows

	Successor	Predecessor
(in thousands)	December 16, 2020 through December 31, 2020	January 1, 2020 through December 15, 2020	Year Ended December 31, 2019
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income	$5,348	$635	$2,970
Adjustments to reconcile net income to net cash provided by (used in) -
Operating activities
Provision for bad debts	—	133	87
Depreciation and amortization	348	1,062	825
Deferred income taxes	(370)	—	—
Share-based compensation	818	—	—
Forfeited franchise deposits	—	(693)	(825)
Gain on extinguishment of debt	(791)	—	—
Gain on sale of franchise/corporate-owned store	—	—	(184)
Gain on change in value of warrant liability	(5,597)	—	—
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(339)	6	(128)
Inventory	(8)	(10)	(127)
Other assets	(552)	121	(191)
Accounts payable – trade	(275)	751	(380)
Accrued expenses and gift card liability	284	218	(155)
Deferred franchise fees	253	51	376
Other liabilities	(57)	422	260

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(938)	2,696	2,528

NET CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of restaurant from franchisee	—	(385)	—
Deposit on sale	—	907	—
Proceeds from deposit on potential sale of franchise/corporate owned store	—	—	938
Purchase of property and equipment	(265)	(3,244)	(2,437)
Acquisition of net assets, net of cash acquired	(27,210)	—	—
Advances to related companies	(74)	(7,863)	(10,601)
Repayments from related companies	—	11,205	11,575

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(27,549)	620	(525)

NET CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on revolving line of credit	—	2,987	2,317
Payments on line of credit	—	(2,290)	—
Note payable proceeds	—	2,406	—
Payments on notes payable	—	(39)	(86)
Members’ distributions	—	(6,007)	(4,663)
Members’ contributions	—	—	594

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	—	(2,943)	(1,838)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28,487)	373	165
CASH AND CASH EQUIVALENTS, beginning of period	68,870	2,417	2,252

CASH AND CASH EQUIVALENTS, end of period	$40,383	$2,790	$2,417

BurgerFi International Inc., and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(Non-GAAP) (Unaudited)

	S/P Combined (non-GAAP)	Predecessor
Reconciliation of GAAP to non-GAAP Items (in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Net Income Attributable to Common Shareholders (successor) and Controlling Interests (predecessor)	$5,963	$2,935
Adjustments:
Depreciation and amortization	1,410	825
Merger and acquisition related costs	428	—
Preopening costs	214	425
Interest	131	79
Share-based compensation expense	818	—
Gain on disposal of property and equipment and extinguishment of debt	(793)	(184)
Gain on change in value of warrant liability	(5,597)	—
Income tax benefit	(366)	—

Adjusted EBITDA	$2,208	$4,080

Reconciliation of GAAP to non-GAAP Items (in thousands)	(Unaudited) Three Months Ended December 31, 2020	(Unaudited) Three Months Ended December 31, 2019
Net Income Attributable to Common Shareholders (successor) and Controlling Interests (predecessor)	$5,971	$879
Adjustments:
Depreciation and amortization	598	235
Merger and acquisition related costs	428	—
Preopening costs	82	43
Interest	33	17
Share-based compensation expense	818	—
Gain on disposal of property and equipment and extinguishment of debt	(793)	(184)
Gain on change in value of warrant liability	(5,597)	—
Income tax benefit	(366)	—

Adjusted EBITDA	$1,174	$990